PROSPECTUS SUPPLEMENT
(To Prospectus Dated January 28, 1998)

                         807,746 Shares of Common Stock
                                ($.50 Par Value)

                               OMNICOM GROUP INC.

                              ---------------------

      This document supplements the Prospectus dated January 28, 1998 relating to 807,746 shares of Common Stock, par value $.50 per share (the "Common Stock") of the Omnicom Group Inc., a New York corporation ("Omnicom" or the "Company"). Each share of Common Stock offered hereby was issued upon exchange of an Exchangeable Share (an "Exchangeable Share") of GPC International Holdings Inc. ("GPC"), a corporation incorporated under the laws of Canada, issued in a private offering in Canada by GPC and the Company. The shares of Common Stock offered hereby were initially acquired upon exchange of the Exchangeable Shares in a private offering in Canada. This Prospectus Supplement is incorporated by reference into the Prospectus, and all terms used herein shall have the meaning assigned to them in the Prospectus. On January 27, 1999 the closing price of the Common Stock as reported on the New York Stock Exchange was $61.8125 per share. The Common Stock is traded under the symbol "OMC".

      The Selling Shareholder does not own in excess of 1% of the Common Stock of the Company and since the Selling Shareholder may sell all, some or none of the shares of Common Stock offered hereby, no estimate can be made of the aggregate number of shares of Common Stock that will be owned by the Selling Shareholder upon completion of the offering to which this Prospectus Supplement relates. In accordance with the Section of the Prospectus entitled "Selling Shareholders" (which appears on page 10 of the Prospectus), the following information is provided with respect to the beneficial owner of the Common Stock.

                                        Amount of Shares            Amount of
                                       Beneficially Owned         Shares to be
   Name of Selling Shareholder(s)   as of January 27, 1999(1)   Offered for Sale
   ------------------------------   -------------------------   ----------------
   1067913 Ontario Limited (2)               35,060                  10,000

(1) Includes 25,060 shares of Common Stock which 1067913 Ontario Limited has the right to acquire upon the exchange of 25,060 Exchangeable Shares.
(2) James Crossland, the controlling shareholder, is an officer and/or director of GPC and a subsidiary of GPC and indirectly owns 290 shares of Common Stock.

      Except for the purchase of the shares of Common Stock and the information disclosed in the footnotes above, the Selling Shareholder has not had a material relationship with the Company or any of its affiliates within the past three years.
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      THESE  SECURITIES  HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
AND EXCHANGE COMMISSION OR ANY STATE SECURITY COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             -----------------------

           The date of this Prospectus Supplement is February 1, 1999.